UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 29, 2012

Date of Report (Date of earliest event reported)

NYSE Euronext

(Exact name of registrant as specified in its charter)

Delaware	001-33392	20-5110848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Wall Street New York, New York		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 656-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On June 29, 2012, a wholly owned subsidiary of NYSE Euronext, LIFFE Administration and Management (“LIFFE”), gave notice to LCH.Clearnet Limited (“LCH”) of the termination of their mutual obligations under the Clearing Relationship Agreement, dated October 30, 2008 (the “CRA”). The notice was served in connection with NYSE Euronext’s earlier announced clearing strategy to build out NYSE Clearing as a full service derivatives clearing platform.

Under the terms of the CRA, LCH provides certain clearing services to LIFFE and LIFFE agrees to pay LCH a base annual fee of €29,500,000 plus certain additional amounts. The CRA allows either party to terminate the CRA upon timely written notice. Pursuant to the terms of the CRA and the termination notice, the CRA will terminate on June 30, 2013. LIFFE and LCH are the only parties to the CRA, and no early termination penalties will be incurred by LIFFE or NYSE Euronext in connection with the termination. The CRA includes an exit migration mechanism in order to minimize the disruption to LIFFE markets upon termination.

Other than in respect of the CRA, NYSE Euronext and its affiliates’ material relationships with LCH or its affiliates include NYSE Euronext’s ownership of 9.1% of LCH.Clearnet Group Limited’s outstanding share capital as of June 29, 2012 and the right to appoint one member to its board of directors.

A copy of the press release announcing the notice of termination is attached as exhibit 99.1 to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated June 29, 2012, entitled “LIFFE Gives Notice to Terminate Clearing Relationship Agreement with LCH.Clearnet LTD.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext

Dated: July 2, 2012	By:	/s/ Janet L. McGinness
	Name:	Janet L. McGinness
	Title:	Executive Vice President & Corporate Secretary